Exhibit 5


                                                                 July 31, 2002




IKON Office Solutions, Inc.
P.O. Box 834
Valley Forge, PA  19482

Ladies and Gentlemen:

          I have acted as counsel to IKON Office Solutions, Inc. ("IKON") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 19,960,079 shares of common stock of IKON (the "Shares") issuable upon the conversion of the 5% Convertible Subordinated Notes due 2007 of IOS Capital, LLC, a wholly owned subsidiary of IKON. The Shares may be presently authorized but unissued shares or shares held as treasury shares at the time of their delivery.

          In rendering my opinion, I have reviewed such certificates, documents, corporate records and other instruments as in my judgment is necessary or appropriate to enable me to render the opinions expressed below. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with the originals of all instruments presented to me as copies and the genuineness of all signatures.

          Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan described above, will be legally issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ DON H. LIU
                                                  Don H. Liu